Exhibit 4.32

English Translation

Cooperation Agreement

Party A: Guangzhou NetEase Computer System Co., Ltd.

Address: West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou, Guangdong

Party B: NetEase (Hangzhou) Network Co., Ltd.

Address: Rm 103-105, 1st floor, Building 18, No. 1 Jiaogong Road, Hangzhou, Zhejiang

WHEREAS:

1. Party A is a company registered in Guangzhou under the laws of PRC, and engaged in the operation of internet information services as approved by the Office for Administration of Communications Industry of Guangdong according to law; Party A is the holder of Value-added Telecommunications Business License for NetEase website.

2. Party B is a company registered in Hangzhou under the laws of PRC, engaged in the development and production of computer software and hardware and network communication products, and the development and services of internet portal technology, e-commerce technology and electronic publishing technology and the distribution of own products.

3. Party A and Party B desire to develop game products and provide related services to clients on a collaborative basis.

NOW THEREFORE, Party A and Party B (collectively referred to as the “Parties”), upon mutual consultations, reach the following agreement:

I. Scope of Cooperation

1. Scope of services provided by Party A

Party A is a company engaged in the operation of internet information services as approved by the Office for Administration of Communications Industry of Guangdong according to law; Party A is also the holder of Value-added telecommunications Business License for NetEase website. The relevant services under this Agreement shall be provided to clients, and revenues thereof shall be collected from clients, through NetEase website.

2. Scope of service provided by Party B

Party B shall work with Party A to provide services to clients in accordance with this Agreement, including but not limited to:

(1)	Development of game products (including without limitation online games) and R&D in computer software;

(2)	Technology support and maintenance services in connection with the operation of computer software; and

(3)	Provide bandwidth.

3. Services jointly provided by the Parties

The Parties shall, by using their respective technologies and marketing resources, work together to provide users of the NetEase website and related products with services including but not limited to those as set forth in this Article, and jointly provide clients with services on the basis of the aforesaid services. Only through cooperation can the Parties implement the services and provide them to clients, as such services may not be implemented in the absence of either Party.

II. Ways of Cooperation

1. The Parties agree that, during the term of this Agreement, the Party shall enter into a separate technology service agreement, prescribing the specific scope, methods, staffing, billing rates, among other things, of various technology services. Each of the aforementioned technology service agreements, once made, shall be in addition to and part of this Agreement, with the same effect as this Agreement.

2. In addition to services set out in Article I of this Agreement, Party B shall, by leveraging its resources, carry out promotion and publicity with respect to the income generated from services provided to clients hereunder, and shall be responsible for the relevant costs and expenses for the promotion and publicity of services other than NetEase games (including without limitation online games). Party B shall also pay relevant costs and expenses in connection with the services set out in Article I hereof, including but not limited to remunerations for R&D staff, and expenses for equipment lease, broad band use and public relations, etc.

With Party B providing services under Article I of this Agreement, and Party A providing the website platform, the Parties operate on a joint basis to furnish services to the clients.

3. The Parties agree that Party A will take the full responsibility to collect service income from clients, which shall be distributed in such manner as set forth in Article III of this Agreement.

4. Party B agrees that Party A may also cooperate with any third party it selects to provide services for the users of NetEase website, and enter into a separate written agreement with such third party in connection with the distribution of the distributable income under Article III between itself and the third party.

III. Distribution of Service Income and Methods of Payment

Given that Party A is the holder of Value-added Telecommunications Business

License for NetEase website, and all services provided under this Agreement shall be operated, and revenues thereof shall be collected from clients, through NetEase website, the Parties agree to distribute the income from services jointly provided for clients under this Agreement according to the following formulas:

1. Calculation of distributable income

The Parties agree that the balance of all the service income received by Party A from clients for each month, after deduction of turnover taxes payable for the above income (such as business tax, hereinafter referred to as “Payable Turnover Taxes”), the expenses incurred in Party A’s operation of the website (exclusive of the portion of expenses paid by Party A to Party B and any other partners of the NetEase group) and the profits that may be retained by Party A, shall be the distributable income to be shared among Party A, Party B and other partners of the NetEase group.

The Parties agree that, in case of any adjustments in the Payable Turnover Taxes to be paid by Party A due to changes in government policies, the Parties shall decide on new methods for distribution by entering into a supplemental agreement in writing.

The formula for calculating distributable income is as follows:

Distributable income

= Service income - Payable Turnover Taxes – Expenses incurred in the operation of the website by Party A - Profits retained by Party A

2. Profits retained by Party A

Given that Party A is the holder of Value-added Telecommunications Business License for NetEase website, and provide services to the users of NetEase website and related products together with Party B, the Parties agree to calculate the profits retained by Party A according to the following formula:

Profits retained by Party A = 5% of the aggregate expenses actually incurred in the possession of Value-added Telecommunications Business License for NetEase website by Party A, excluding the portion of expenses paid by Party A to Party B and other partners of the NetEase group plus the Payable Turnover Taxes (e.g. business tax, etc.).

3. Formula for calculating the due portion of income payable to Party B

Due portion of income payable to Party B = Distributable income × [Expenses of Party B /(Expenses of Party B + Expenses of other partners of the NetEase group)]

4. Formula for calculating the due portion of income payable to other partners of the NetEase group

Due portion of income payable to any other partner of the NetEase group = Distributable income × [Expenses of any other partner of the NetEase group /(Expenses of Party B + Expenses of any other partner of the NetEase group)]

5. Methods of payment

Party A shall deposit the due portions of income payable to Party B for the previous month into the following account of Party B through bank transfer within one month after each settlement.

Party B’s account:

Bank: China Construction Bank Hangzhou Qingchun Sub-branch

Account name: NetEase (Hangzhou) Network Ltd.

Account No.: 33001617835059163163

Account details of any other partner of the NetEase group will be specified in separate notices.

IV. Intellectual Property and Confidentiality

4.1	Party B shall be solely and exclusively entitled to any right, title, and interest in and to all or any intellectual property generated in its performance of this Agreement, including but not limited to copyrights, patents, know-how, trade secrets and the like.

4.2	Subject to written consent from the proprietors, Party A may be assigned any right, ownership or interest in and to all or any intellectual property generated in the performance of this Agreement by Party B in such manner as agreed on by the Parties through consultations.

4.3	Party B agrees that it shall use its reasonable and best efforts to protect or maintain the confidentiality of the information of Party A, wholly or in part, marked “confidential” or being of confidential nature to the knowledge of Party B (“Confidential Information”). Without the prior written consent of Party A, Party B shall not disclose, provide or transfer such Confidential Information to any third party. Upon the expiration or termination of this Agreement, Party B is obliged to return upon request of Party A any document, material or software containing Confidential Information to the proprietor of such Confidential Information, or destroy such documents, materials or software and delete Confidential Information from any relevant electronic devices of Party B, and may not continue to use such Confidential Information;

4.4	Clauses 4.1, 4.2, and 4.3 hereof shall survive any expiration or termination of this Agreement.

V. Representations and Warranties

5.1	Party A represents and warrants that:

5.1.1	Party A is a company duly registered and existing in Guangzhou under the laws of PRC.

5.1.2	Party A has the full right, power, authority and capacity required to execute, deliver and perform this Agreement and all necessary consents and approvals.

5.1.3	This Agreement shall become legal, valid, and binding upon Party A, and enforceable to Party A in accordance with the terms hereof upon the execution of this Agreement.

5.2	Party B represents and warrants that:

5.2.1	Party B is a company duly registered and existing in Hangzhou under the laws of PRC.

5.2.2	Party B has the full right, power, authority and capacity required to execute, deliver and perform this Agreement and all necessary consents and approvals.

5.2.3	This Agreement shall become legal, valid, and binding upon Party B, and enforceable to Party B in accordance with the terms hereof upon the execution of this Agreement.

VI. Effectiveness and Duration for Cooperation

This Agreement shall take effect as of the date of signature and seal by the Parties hereto; this Agreement, upon such effectiveness, shall have automatic retroactive effect from January 1, 2007. This Agreement shall remain in force and effect unless early terminated in accordance with the provisions below.

VII. Termination

7.1	In the event that either Party hereto has been in material breach of this Agreement, and continues in such breach for 30 days after receipt of the notice from the other Party for the occurrence and existence of the breach, the non-breaching Party may terminate this Agreement immediately upon the issuance of a notice to the breaching Party, but without prejudice to the rights or remedies to which such terminating Party is entitled at law or for other reasons. During the term of this Agreement, either Party may terminate this Agreement by giving a 30-day notice in writing to the other Party.

7.2	Article IV of this Agreement shall continue in force and effect after the expiration or termination of this Agreement.

VIII. Force Majeure

8.1 The “Force Majeure Event” under this Agreement means any event beyond the reasonable control of any Party hereto and unavoidable despite the reasonable care on the part of the affected Party, including but not limited to government acts, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, the insufficiency in creditworthiness, fund or financing shall not be deemed to be Force Majeure Event. Either Party affected by the Force Majeure Event and seeking a waiver of its responsibilities under this Agreement shall provide a notice of such Force Majeure Event to the other Party hereto.

8.2 In the event that either Party hereto has been delayed in or prevented from its performance of this Agreement by reason of the Force Majeure Event, the same Party shall not be responsible for any loss, additional expenses or damages incurred to the other Party by such failure or delay in its performance of this Agreement, and such failure or delay shall not be considered as a breach of this Agreement. The Party declaring the Force Majeure Event shall nevertheless use its reasonable endeavors to reduce or eliminate the influences of the Force Majeure Event. The Parties hereto agree that they shall do everything possible to resume performance hereunder whenever such Force Majeure Event is removed or ceases.

IX. Governing Law

The validity, construction and performance of this Agreement shall be governed by the laws of PRC.

X. Notice

Any notice or other communication issued by either Party hereto under this Agreement shall be in writing and in both Chinese and English languages, and may be sent to the following address of the relevant Party by personal delivery, registered airmail, airmail with postage prepaid, or recognized express courier, or transmitted by telefax (provided that such transmission is confirmed by subsequent delivery of a copy thereof by mail).

Party A: Guangzhou NetEase Computer System Co., Ltd.

Address: West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou

Party B: NetEase (Hangzhou) Network Co., Ltd.

Address: Rm 103-105, 1st floor, Building 18, No. 1 Jiaogong Road, Hangzhou

XI. Transfer and Delegation

11.1 Neither Party may transfer any of its rights or obligations hereunder to any third party unless with the prior written consent from the other Party hereto.

11.2 Party A hereby agrees that Party B may decide in its own discretion to transfer any of its rights and obligation hereunder to any third party. Party B is only required to provide Party A with a written notice of such delegation, without seeking consent from Party A with respect to such transfer.

XII. Severability

In the event that any provision hereunder is held to be invalid, illegal or unenforceable under any law, such provision shall be ineffective only to the extent of the relevant jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction, or rendering the same provision or the remainder of this Agreement invalid, illegal or unenforceable within any other jurisdiction.

XIII. Amendments and Supplements

The Parties hereto may make any amendment and supplement to this Agreement through written agreement. Any agreement of amendments or supplements hereto signed by the Parties shall be an integral part of this Agreement, having equal legal effect as this Agreement.

XIV. Miscellaneous

This Agreement shall be executed in four counterparts, with each Party holding two thereof.

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Party A: Guangzhou NetEase Computer System Co., Ltd.

Authorized representative:

Date:

Party B: NetEase (Hangzhou) Network Co., Ltd.

Authorized representative:

Date: